Exhibit 1.01

ENERPAC TOOL GROUP CORP.
Conflict Minerals Report
For The Year Ended December 31, 2019
Background:
The Securities and Exchange Commission (the “SEC”), as mandated by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires public companies to provide annual reporting and disclosures related to their purchase and use of tantalum, tin, tungsten and gold (collectively “Conflict Minerals”) due to international concern Conflict Minerals originating from the Democratic Republic of Congo and adjoining countries (“Covered Countries”) are funding human rights abuses and regional conflict. This report is being presented to comply with those requirements and Rule 13p-1 of the Securities Exchange Act of 1934 (the "Exchange Act").
Company Overview:
Enerpac Tool Group Corp. (the "Company," "Enerpac," "we," "our" or "us"), headquartered in Menomonee Falls, Wisconsin, was incorporated in 1910. We are a global diversified company that designs, manufactures and distributes a broad range of industrial products and systems and provides services to various end markets. Within the calendar year ended December 31, 2019, the Company was organized into two reportable segments: Industrial Tools & Services and Engineered Components & Systems. The Industrial Tools & Services segment was and is primarily engaged in the design, manufacture and distribution of branded hydraulic and mechanical tools, as well as providing services and tool rentals to the industrial, maintenance, infrastructure, oil & gas, energy and other markets. The Engineered Components & Systems ("EC&S") segment, of which all but the Cortland U.S business, was divested in calendar 2019, provides highly engineered components for on-highway, off-highway, agriculture, energy, medical, construction and other vertical markets. This report includes information associated with the business activities of those EC&S segment divested businesses through their divestiture date on October 31, 2019. While we have manufacturing capabilities including machining, stamping, injection molding and fabrication, our manufacturing activities primarily consist of light assembly of components we source from a network of global suppliers.
Conflict Minerals Policy:
We are committed to ethical business practices and promoting the safety, health and well-being of the communities we impact. We are guided in our pursuit and implementation of these principles by our Code of Conduct and Conflict Minerals Policy, which is available in the Investors - Governance section of the Company’s website (www.enerpactoolgroup.com).
The Conflict Minerals Policy affirms our commitment to responsible sourcing practices for our components and raw materials. Consistent with the Conflict Minerals Policy, we direct our business to suppliers who can confirm their products are from conflict-free sources and eliminate non-conforming suppliers and products from our supply chain.
Supply Chain Due Diligence:
We conduct a country of origin inquiry and due diligence of our supply on an annual basis. We have designed our due diligence measures to be in conformity, in all material respects, with the internationally recognized due diligence framework in the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and related supplements for each of the Conflict Minerals (the “OECD Guidance”). Summarized below is the five-step framework set forth in the OECD Guidance and the related due diligence measures we have undertaken.
Establish Company Management Systems:
We maintain a cross-functional conflict minerals team that includes employees from our supply chain, trade compliance, legal, finance and operations functions. This team is responsible for administering our Conflict Minerals compliance program, including communicating regular updates to senior management and providing organizational guidance on the rules. Our compliance program includes supplier engagement, the Conflict Minerals Policy and processes for reporting exceptions to our policies. We also have included Conflict Minerals compliance clauses in purchase orders and supplier contracts.
Identify and Assess Risk in the Supply Chain:
Our operations are several steps removed from the mining of minerals and do not directly source minerals. As part of our diligence measures, we conducted a country of origin inquiry to determine whether any of the Conflict Minerals in our products originated in the Covered Countries. Because of the diversity of our products and the global nature of our supply chain, we rely on our suppliers to provide us with information about the source and content of components we purchase from them and incorporate into our products. Similarly, our direct suppliers also rely on information provided by their suppliers. This chain of information creates a level of uncertainty and risk related to the accuracy of the information.

Our country of origin inquiry process and due diligence measures included:

•	reviews of supplier data and identification of direct material suppliers from which it was reasonably possible we purchased products containing Conflict Minerals in 2019;

•	a survey to direct material suppliers (over 550 suppliers) using the Conflict Free Sourcing Initiative Conflict Minerals Reporting Template (“CMRT”);

•	evaluation of responses from suppliers and review of the results of due diligence measures to ensure the completeness and accuracy of the responses received from the supply chain;

•
utilization of third-party provider to (1) communicates with and obtains CMRT from direct suppliers, (2) automate the identification of quality issues (e.g., incomplete CMRTs, inconsistent responses and red flags based on defined criteria) and (3) aggregate CMRT responses for analysis and reporting;

•	verification of whether the processing facilities reported to us by our suppliers are included on the list of Conflict Free Sourcing Initiative-compliant processing facilities; and

•	additional documentation and verifications, as applicable.
We believe the inquiries and due diligence measures described above represent an appropriate and reasonable effort to determine the origins of the Conflict Minerals in our products. Most of our suppliers provided comprehensive responses to the CMRT; some only provided interim responses or incomplete information despite repeated attempts to obtain comprehensive information.
Design and Implement a Strategy to Respond to Identified Risks:
We expect our suppliers to source minerals from responsible and Conflict Free Sourcing Initiative-compliant sources and believe in establishing and maintaining long-term relationships with compliant suppliers. If, as a result of our due diligence measures, we determine that a supplier is violating our Conflict Minerals Policy, we will either seek an alternate supplier or require a suitable corrective action plan. In limited cases, identifying alternate sources can be difficult and require lengthy implementation periods.
Carry Out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices:
We do not perform or direct audits of Conflict Minerals smelters and refiners within our supply chain since we are a downstream consumer and several steps removed from smelters and refiners that provide minerals and ores.
Report on Supply Chain Due Diligence:
We are filing this report (and the related Form SD) with the SEC and are making it publicly available on the Investors - Governance section of our website at www.enerpactoolgroup.com.
Due Diligence Results:
The most frequently utilized smelters in our supply chain, as reported by our suppliers, are included in Schedule A to our Conflict Minerals Report. Our review of the most frequently utilized smelters did not identify any facilities considered to be higher risk. Our comprehensive review did identify facilities associated with our less utilized suppliers that are in Covered Countries. Due to incomplete information provided by those suppliers (including in response to our follow-up inquiries), we have been unable to determine whether the components or parts supplied to us contain Conflict Minerals from these smelters or refiners.
Ongoing Steps to Mitigate Risk:
We continue to evaluate our due diligence program to enhance the information available to us and better identify risks in our supply chain. We will make every reasonable attempt to bolster our outreach efforts to our suppliers, particularly those who are unable to provide greater transparency about their own sourcing practices, to improve the quality of their responses. We also will continue to explore alternatives to those suppliers who cannot reliably confirm their supply chains are free of non-conforming Conflict Minerals.
Independent Audit:
For the year ended December 31, 2019, pursuant to SEC rules and related guidance, an independent private sector audit of this report was not required.

Schedule A to
Conflict Minerals Report of
Enerpac Tool Group Corp.
For the Year Ended December 31, 2019

The following smelters and refiners were most frequently reported by our suppliers as being in their supply chains.

METAL	SMELTER/ REFINER NAME	FACILITY LOCATION
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan
Gold	Asahi Refining USA Inc.	United States
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	Chimet S.p.A.	Italy
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Jiangxi Copper Co., Ltd.	China
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States
Gold	Nihon Material Co., Ltd.	Japan
Gold	Royal Canadian Mint	Canada
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Solar Applied Materials Technology Corp.	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	Exotech Inc.	United States
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China
Tantalum	H.C. Starck Co., Ltd.	Thailand
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET Blue Metals	Mexico
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd.	India

METAL	SMELTER/ REFINER NAME	FACILITY LOCATION
Tantalum	Mineracao Taboca S.A.	Brazil
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	NPM Silmet AS	Estonia
Tantalum	QuantumClean	United States
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tin	Alpha Assembly Solutions, Inc.	United States
Tin	China Tin Group Co., Ltd.	China
Tin	EM Vinto	Bolivia
Tin	Fenix Metals	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Metallo Belgium N.V.	Belgium
Tin	Mineracao Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	Operaciones Metalurgicas S.A.	Bolivia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Timah Tbk Kundur	Indonesia
Tin	PT Timah Tbk Mentok	Indonesia
Tin	Rui Da Hung	Taiwan
Tin	Thaisarco	Thailand
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Tin Company Limited	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Kennametal Inc.	United States
Tungsten	Niagara Refining LLC	United States
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines
Tungsten	Unecha Refractory metals plant	Russian Federation
Tungsten	Wolfram Bergbau und Hutten AG	Austria
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China